CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,000,000	$348.30

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Pricing Supplement dated March 17, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$3,000,000 Notes due March 22, 2012 Linked to the Performance of the Barclays Capital Natural Gas Seasonal TR Index (the “Index”) Global Medium-Term Notes, Series A, No. C-289

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 17, 2011

Issue Date:	March 22, 2011

Final Valuation Date:	March 19, 2012* In the case of Holder Redemption, the final valuation date will be deemed to be the valuation date designated as the Holder Redemption Notice Date in the notice of redemption. In the case of Issuer Redemption, the final valuation date will deemed to be the fifth Scheduled Trading Day prior to the Redemption Date.**

Redemption Date:	In the case of Holder Redemption, the fifth business day following the Holder Redemption Notice Date. In the case of Issuer Redemption, the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice; provided, however, that if the deemed final valuation date occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed.**

Maturity Date:	March 22, 2012* (resulting in a term to maturity of approximately 1 year)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The return on the Notes is linked to the performance of the Barclays Capital Natural Gas Seasonal TR Index (the “Index”) (Bloomberg ticker: BCC2NGST<Index>)

Investor Fee:

Your payment at maturity or upon redemption will be reduced by an amount equal to the investor fee. The investor fee is equal to (a) the principal amount of your Notes multiplied by a fraction, the numerator of which is the Index closing level on the final valuation date and the denominator of which is the Index closing level on the initial valuation date, minus (b) (i) the investor fee factor multiplied by (ii) the principal amount of your Notes multiplied by (iii) a fraction, the numerator of which is the Index closing level on the final valuation date and the denominator of which is the Index closing level on the initial valuation date.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Investor Fee Factor

Where:

“Fee Rate” = .75%

“No. of Daysx” = the actual number of days from but excluding the Initial Valuation Date to and including the Final Valuation Date, which is 368**, or, if applicable, to the deemed Final Valuation Date with respect to Holder Redemption or Issuer Redemption.

Payment at Maturity or upon Redemption as a result of Holder Redemption or Issuer Redemption:	If you hold your Notes to maturity or upon redemption as a result of a Holder Redemption or the occurrence of a Issuer Redemption, you will receive a cash payment determined as follows: :

Where:

“Principal Amount” = the principal amount of your Notes;

“INDEXFinal” = the Index closing level on the final valuation date (or the deemed final valuation date in the case of Holder Redemption or Issuer Redemption) (“final level”)*

“INDEXInitial” = the Index closing level on the initial valuation date, which is 167.7801 (“initial level”);

Your investment will be fully exposed to any decline in the Index. You will lose some or all of your investment at maturity or in the event of a holder redemption or issuer redemption if the Index has not increased sufficiently to offset the effect of the investor fee.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Holder Redemption:	You may redeem your Notes prior to maturity by delivering a notice of redemption to us that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”). You must deliver your notice via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. Your confirmation of redemption must comply with the procedures specified in “Holder Redemption” in this pricing supplement or it will be deemed ineffective. You must redeem at least 1000 Notes at one time in order to exercise your right to redeem your Notes on any Redemption Date.

Issuer Redemption:	We may redeem the Notes in whole (but not in part) at our sole discretion on any business day through and including the Maturity Date. To exercise our right to redeem, we must deliver notice to the holders of the Notes not less than ten calendar days prior to the Redemption Date specified by us in such notice. See “Issuer Redemption” in this pricing supplement.

Index Sponsor:	Barclays Capital

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KEW7 and US06738KEW71

*	Subject to postponement in the event of a Note Market Disruption Event as described under “Note Market Disruption Events” in this pricing supplement.
**

This is calculated from March 17, 2011 (the Initial Valuation Date) to March 19, 2012. Please note that the number used for the “No. of Daysx” will vary if (i) the final valuation date is postponed as herein described or (ii) if the Notes are redeemed pursuant to Holder Redemption or Issuer Redemption.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡***	Proceeds to Barclays Bank PLC
Per Note	100%	0.00%	100%
Total	$3,000,000	$0	$3,000,000

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0% of the principal amount of the notes, or $0 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.
***	Your payment at maturity or upon redemption will also be reduced by an amount equal to the investor fee as described above.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples are based on the INDEXInitial = 167.7801 and “Index Return” = [(INDEXFinal – INDEXInitial)/INDEXInitial] and that the No. of Daysx is 368. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

INDEXFinal	Index Return	Payment at Maturity	Total Return on the Notes
335.5602	100.00%	$1,984.88	98.488%
318.7822	90.00%	$1,885.63	88.563%
302.0042	80.00%	$1,786.39	78.639%
285.2262	70.00%	$1,687.15	68.715%
268.4482	60.00%	$1,587.90	58.790%
251.6702	50.00%	$1,488.66	48.866%
234.8921	40.00%	$1,389.41	38.941%
218.1141	30.00%	$1,290.17	29.017%
201.3361	20.00%	$1,190.93	19.093%
184.5581	10.00%	$1,091.68	9.168%
169.0586	0.762%	$1,000.00	0.000%
168.6190	0.50%	$997.40	-0.260%
167.7801	0.00%	$992.44	-0.756%
159.3911	-5.00%	$942.82	-5.718%
151.0021	-10.00%	$893.19	-10.681%
134.2241	-20.00%	$793.95	-20.605%
117.4461	-30.00%	$694.71	-30.529%
100.6681	-40.00%	$595.46	-40.454%
83.8901	-50.00%	$496.22	-50.378%
67.1120	-60.00%	$396.98	-60.302%
50.3340	-70.00%	$297.73	-70.227%
33.5560	-80.00%	$198.49	-80.151%
16.7780	-90.00%	$99.24	-90.076%
0.0000	-100.00%	$0.00	-100.000%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: INDEXFinal is 201.3361 and the Index Return is 20.00%.

The amount payable at maturity is calculated as follows:

$1,000.00 * 120.00% * 0.992438356= $1,190.93

Therefore, the total payment at maturity is $1,190.93 per $1,000.00 principal amount Note, representing a 19.093% return on investment over the term of the Notes.

Example 2: INDEXFinal is 168.6190 and the Index Return is 0.50%.

The amount payable at maturity is calculated as follows:

$1,000 * 100.50% * 0.992438356= $997.40

Therefore, the total payment at maturity is $997.40 per $1,000.00 principal amount Note, representing a -0.260% return on investment over the term of the Notes.

Example 3: INDEXFinal is 169.0586 and the Index Return is 0.762%.

The amount payable at maturity is calculated as follows:

$1,000 * 100.762% * 0.992438356= $1,000.00

Therefore, the total payment at maturity is $1,000.00 per $1,000.00 principal amount Note, representing a 0% return on investment over the term of the Notes.

Example 4: INDEXFinal is 117.4461 and the Index Return is -30%.

The amount payable at maturity is calculated as follows:

$1,000 * 70.00% * 0.992438356= $694.71

Therefore, the total payment at maturity is $694.71 per $1,000.00 principal amount Note, representing a -30.529% return on investment over the term of the Notes.

PS–3

Example 5: INDEXFinal is 167.7801 and the Index Return is 0%.

The amount payable at maturity is calculated as follows:

$1,000.00 * 100.00% *0.992438356= $992.44

Therefore, the total payment at maturity is $992.44 per $1,000.00 principal amount Note, representing a -0.756% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Note Market Disruption Events and Adjustments—The final valuation date, the redemption date, the maturity date and the payment at maturity are subject to postponement as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a Note Market Disruption Event as well as the consequences of that Note Market Disruption Event, see “Note Market Disruption Events” in this pricing supplement; and

•

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or redemption is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, INDEXFinal is greater than INDEXInitial. You may lose some or all of your principal.

•

Diversification Among Components of the Barclays Capital Natural Gas Seasonal TR Index (the “Index”)—The return on the Notes is linked to the Barclays Capital Natural Gas Seasonal TR Index (the “Index”). For additional information about the Index, see the information set forth under “Description of the Reference Asset—” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Because the term of your notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying component of the Index. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls.

It is possible that you could also be required to include the interest component of the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of the Notes even though you will not receive any payments from us until the redemption or maturity of your Notes.

PS–4

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as expenses. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities” ;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the index return is positive or negative. Your investment will be fully exposed to any decline in the final level of the Index as compared to the initial level.

•

We may redeem your Notes at our sole discretion at any time—We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem the Notes, we will deliver written notice of such election to redeem to DTC not less than ten calendar days prior to the Redemption Date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a Note Market Disruption Event as described in “Note Market Disruption Events” in this pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the amount specified on the cover page of this pricing supplement for Issuer Redemption (the “Issuer Redemption Amount”). If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed. If we exercise our right to redeem the Notes, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following delivery of the issuer redemption notice.

PS–5

•

Even if INDEXFinal is greater than INDEXInitial, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee factor reduces the amount of your return at maturity or upon redemption, the level of the Index must increase significantly for you to receive at least the principal amount of your investment at maturity or upon redemption. If INDEXFinal is not greater than INDEXInitial by an amount sufficient to offset the investor fee, or if INDEXFinal is less than INDEXInitial, you will receive less than the principal amount of your investment at maturity or upon redemption. Note that if the notes are redeemed pursuant to an issuer redemption or a holder redemption on any day in the first six months, the investor fee will be calculated as if the notes had been held for the full six month period.

•

The Payment at Maturity of Your Notes is Not Based on the Levels of the Index at Any Time Other than the Final level on the Final Valuation Date—The final level of the Index will be based solely on the final level of the Index on the final valuation date (subject to adjustments as described herein). Therefore, if the level of the Index fell precipitously on the final valuation date, the payment at maturity or upon Redemption as a result of Holder Redemption or Issuer Redemption, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level prior to such drop.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Unlike Certain Notes That Are Linked to an Index Comprised of a Commodity Futures Contract That is Rolled on a Monthly Basis, the Index Maintains Its Position in Natural Gas Futures by Rolling on an Annual Basis; Accordingly, the Notes Are Less Exposed to Short-Term Factors Affecting Natural Gas Prices—Your Notes operate differently than certain notes that are linked to an index comprised of a single commodity futures contract that maintains its position in the relevant commodity futures by “rolling” into a new commodity futures contract on a monthly basis. Rolling is the process by which a futures contract approaching expiration is replaced by a similar contract that has a later expiration. For example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. Your Notes are linked to the Index, which maintains its position in Natural Gas futures contracts by rolling into a new Natural Gas futures contract with a December expiration on an annual basis. Specifically, in October of each calendar year, the Index closes out its position in the Natural Gas futures contract expiring in December of such calendar year and rolls into a Natural Gas futures contract expiring in December of the immediately following calendar year. Because the Index rolls into a contract that is a full year out, the performance of the

PS–6

Index will be less affected by short-term economic, weather and other factors at any given time, which might be captured by an index that rolls on a monthly basis. Instead, the Index will be affected by longer term projections of natural gas prices that may be observed in the winter months of the northern hemisphere. Accordingly, if short-term factors develop in a manner that results in short-term price increases in natural gas and Natural Gas futures, the Index and thus the value of your Notes may not benefit from such developments, whereas a comparable index that rolls on a monthly basis may benefit from such short-term factors and price increases.

•

Future Prices of Natural Gas That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption—As discussed above, your Notes are linked to the Index, which maintains its position in Natural Gas futures by rolling into a new Natural Gas futures contract on an annual basis. By rolling a Natural Gas futures contract with a December expiration in October of each calendar year, the Index seeks to minimize the effects of negative “roll yield” that has been generally observed historically when Natural Gas futures are rolled on a monthly basis. “Roll yield” is any profit (i.e., positive roll yield) or loss (i.e., negative roll yield) realized when rolling the futures contract. Positive or negative roll yield is largely determined by whether the relevant futures contracts are trading in a “backwardated” or “contango” market. If the market for a particular commodity futures contract is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the near-dated contract may take place at a price that is higher than the price of the longer-dated contract, thereby creating a positive roll yield. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. In contrast, if the market for a particular commodity futures contract is in “contango”, which means that the prices of futures contracts are higher in the distant delivery months than in the nearer delivery months, the sale of the near-dated contract may take place at a price that is lower than the price of the longer-dated contract, thereby creating a negative roll yield.

Although Natural Gas futures contracts have tended to trade historically in contango markets, there have been instances during a given year that Natural Gas futures contracts have traded in backwardation. Accordingly, by rolling annually as opposed to monthly, the Index may not capture positive roll yield, if any, that may be available on a monthly basis during the term of your Notes.

•

Historical Trends in the Supply and Demand of Natural Gas and the Prices of Natural Gas Futures Should Not Be Taken as an Indication of the Future Performance of Natural Gas and Natural Gas Futures During the Term of the Notes—By rolling a Natural Gas futures contract with a December expiration in October of each calendar year, the Index has been designed to take into account the historically observed seasonality of natural gas prices. In particular, Natural Gas futures contracts have been priced at a premium during winter months in the northern hemisphere as compared to summer months as a result of greater demand for natural gas in the winter months than in the summer months in the northern hemisphere, as well as due to the likelihood of winter price spikes linked to the Atlantic hurricane season and low inventory of natural gas before the winter months. However, there is no assurance that historical trends of supply and demand of natural gas and related seasonality of prices of natural gas and Natural Gas futures contracts will be present over the term of the Notes, which could have an adverse effect on the level of the Index and the value of the Notes.

These factors interrelate in complex ways, and the effect of one factor on the Index, and the market value of the Notes, may offset or enhance the effect of another factor.

•

Natural Gas Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Notes in Unforeseeable Ways—Trading in futures contracts on physical commodities, including trading in the Natural Gas futures, is speculative and can be extremely volatile. Market prices of the Natural Gas futures may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized), including, without limitation, disruptions in the supply chain or in the production of supply of other energy sources, (such as liquid natural gas (LNG)), changes in the level of industrial and commercial activity with high levels of energy demand, inventory levels and adjustments to inventory (as inventory levels tend to have an inverse relationship with price); weather (including, without limitation, unseasonably cold or warm weather during the winter months, which can cause price spikes or drops during the winter, and hurricanes, particularly those that affect the supply of natural gas from the Gulf of Mexico); price changes in alternative sources of energy; variations in production and shipping costs; costs associated with regulatory compliance, including environmental regulations; changes in industrial, government and consumer demand, both in individual consuming nations and internationally; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” price of natural gas may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of natural gas. These factors may affect the value of the Index and therefore the value of your Notes in varying ways, and different factors may cause the prices of Natural Gas futures, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

PS–7

•

As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor (the “index sponsor”). The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “Description of the Reference Asset—” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes.

The role played by Barclays Capital, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Description of the Reference Asset—” in this pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors including Volatile Commodities Prices—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the value of the Natural Gas futures and of the Index will affect the market value of your Notes more than any other factor. Other factors that may influence the market value of your Notes include:

•	prevailing spot prices for natural gas;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•

economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the market price of the Natural Gas futures (see “—Natural Gas Prices May Change Unpredictably, Affecting the Value of the Index and the Value of Your Notes in Unforeseeable Ways” above for more information);

•	the general interest rate environment; and

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

•

Suspension or Disruption of Market Trading in Natural Gas and Related Futures May Adversely Affect the Value of Your Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in the prices of some futures contracts that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of the Notes.

•

Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes—The Natural Gas futures contracts that underlie the Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations

PS–8

under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity or upon redemption. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices. In these circumstances, we may also elect to redeem your Notes, at our sole discretion, as described below under “Issuer Redemption.”

•

Concentration Risks Associated with the Index May Adversely Affect the Value of the Notes—Because the Notes are linked to the Index, which, at any given time, is comprised of a single futures contract on Natural Gas, it will be less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Index. Your investment may carry risks similar to a concentrated securities investment in one issuer.

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You Will Not Receive Interest Payments on the Notes or Have Rights in the Natural Gas Futures—You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that investors in the Natural Gas futures may have. Your Notes will be paid in cash, and you will have no right to receive delivery of the Natural Gas futures or commodities underlying the Index or its components.

•

The Natural Gas Futures May Not Be Traded on a Regulated Futures Exchanges in the Future—The Index is currently based solely on Natural Gas futures, which are traded on the New York Mercantile Exchange (the “NYMEX”), a regulated futures exchange (referred to in the United States as “designated contract market”). However, the Index may in the future be comprised of an over-the-counter contract (such as a swap or a forward contract) traded on a trading facility that is the subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

•

The Closing Price of the Relevant Natural Gas Futures Contract May Not Be Readily Available—As described in the section entitled “Description of the Reference Asset—” in this pricing supplement, the closing price of the relevant Natural Gas futures contract is calculated and published by the NYMEX. The closing price of the relevant Natural Gas futures contract is used to calculate the level of the Index. Any disruption in trading of the relevant Natural Gas futures contract on the NYMEX or on any successor exchange could delay the release or availability of the relevant closing prices. This may delay or prevent the calculation of the Index.

•

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the Notes and Their Market Value—The policies of the index sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index could affect the value of the Index and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity.

The index sponsor may modify the methodology for calculating the Index level. In addition, as described in “Description of the Reference Asset—Modifications to the Index” in this pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which the Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Notes.

If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index level. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of Medium-Term Notes—Calculations and Calculation Agent” in the prospectus supplement.

PS–9

•

There Are Potential Conflicts of Interest Between You and the Calculation Agent—Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Description of Medium-Term Notes—Calculations and Calculation Agent” in the prospectus supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes linked to the Index. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index level. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Description of Medium-Term Notes—Calculations and Calculation Agent” in the prospectus supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

•

Historical Values of the Index or the Natural Gas Futures Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index or the Natural Gas futures over the term of the Notes, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical values of the Index or the Natural Gas futures, which have been highly volatile.

•

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Index and the Notes—Because the value of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on the Notes at maturity or upon early redemption and, therefore, the market value of the Notes. Assuming the trading prices of the Natural Gas futures to which the Notes are linked remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of the Notes. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of the Notes.

Description of the Reference Asset

The Barclays Natural Gas Seasonal TR Index

The Barclays Natural Gas Seasonal TR Index (the “Index”) reflects the returns available by maintaining a rolling position in Henry Hub Natural Gas futures contracts (the “Natural Gas futures” and each, a “Natural Gas futures contract”). Natural Gas futures are legally binding agreements for buying or selling a set amount of natural gas at a fixed price for physical settlement on a future date. A contract unit of Natural Gas futures is 10,000 million British thermal units. Natural Gas futures are traded on the NYMEX. The closing prices of the Natural Gas futures are calculated by NYMEX and reported on Bloomberg and Reuters under symbol “NG”.

The Index is composed of a single Natural Gas futures contract that, except during the roll period (as described below), is either the contract that is scheduled to expire in December of the relevant current calendar year, or the contract scheduled to expire in December of the immediately following calendar year (in each case, the “current Natural Gas futures contract”). The Index maintains its exposure to Natural Gas futures by closing out its position in the Natural Gas futures contract that is scheduled to expire in December of the current calendar year in October of such calendar year and establishing a new position in the Natural Gas futures contract scheduled to expire in December of the immediately following calendar year (during the roll period, as defined below, the “roll Natural Gas futures contract”), a process referred to as “rolling”. Subject to the occurrence of a roll adjustment event, as described below in the section titled “Roll Adjustments”, the Index rolls from the current Natural Gas futures contract to the roll Natural Gas futures contract from the fifth to the ninth “index business days” in the month of October of the current calendar year (the “roll period” and each such day, a “roll day”). An “index business day” is a day on which the Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html or any successor website thereto. Any deviation from such index business day schedule will be announced by the index sponsor.

The Index is a total return index. The return from investing in a futures contract, such as a Natural Gas futures contract, derives from changes in the price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the relevant futures contract (the “roll yield”) and any interest earned on cash or cash-equivalents that fully collateralizes the position established in the relevant futures contract (the “Treasury Bill return”).

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index (the “Index level”) at the close of business, New York time, on each index business day with respect to the prior index business day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter. The Index level is also reported on Bloomberg under the ticker BCC2NGST Index <GO> or any successor thereto.

PS–10

Commodity Futures Markets

The Index is composed of a single futures contract on a physical commodity, specifically natural gas. Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the futures contract included in the Index is an exchange-traded futures contract. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in December natural gas futures that wishes to maintain a position in December natural gas futures will, as the December contract for the then current calendar year nears expiration, sell the December contract for such year, which serves to close out the existing long position, and buy the December contract that expires in the following calendar year. This will “roll” the position in the relevant current year’s December contract into a position in the next year’s December contract, and, when the current year’s December contract expires, the market participant will still have a long position in a December contract.

Futures exchanges and clearing houses in the United States are subject to regulation by the CFTC. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. See “Selected Risk Considerations—Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of Your Notes and the Amounts Payable on Your Notes” and “Selected Risk Considerations—Suspension or Disruption of Market Trading in Natural Gas and Related Futures May Adversely Affect the Value of Your Notes” for more discussion regarding these risks.

Calculation of the Index

The Index level is deemed to have been 100.0000 on December 31, 1998, which we refer to as the “index commencement date”. On any given index business day, the Index level is equal to:

where:

“TRt” means the Index level on index business day t;

“TRt-1 ” means the Index level on the index business day that immediately precedes index business day t;

“PRt ” means the daily price return of the current Natural Gas futures contract on index business day t calculated using the formulae below;

“TBILLRt” means the Treasury Bill return on index business day t calculated using the formula below; and

“n” means the number of non-index business days between index business day t and the immediately preceding index business day.

PS–11

The Index level is rounded to seven significant figures (with halves rounded up).

The daily price return on any given index business day outside of the roll period is calculated as follows:

where:

“PRt” means the daily price return of the current Natural Gas futures contract on index business day t;

“Pk,t” means the closing price for the current Natural Gas futures contract on index business day t; and

“Pk,t-1 ” means the closing price for the current Natural Gas futures contract on the index business day that immediately precedes index business day t.

The daily price return on any given index business day during the roll period is calculated as follows:

where:

“PRt” means the daily price return of the current Natural Gas futures contract and roll Natural Gas futures contract on index business day t;

“CWk,t-1 ” means, subject to the occurrence of a roll adjustment event, the contract weight for the current Natural Gas futures contract on the index business day that immediately precedes index business day t; the contract weight for the current Natural Gas futures contract is equal to 1.0 at the start of October of the relevant current calendar year, the month in which the current Natural Gas futures contract is rolled, and is reduced by one fifth on each roll day, starting on the first roll day, such that on the last roll day during the roll period, it is equal to 0.0;

“Pk ,t ” means the closing price for the current Natural Gas futures contract on index business day t;

“Pk,t-1 ” means the closing price for the current Natural Gas futures contract on the index business day that immediately precedes index business day t;

“P’k ,t” means the closing price for the roll Natural Gas futures contract on index business day t; and

“P’k,t-1 ” means the closing price for the roll Natural Gas futures contract on the index business day that immediately precedes index business day t.

The Treasury Bill return on any given index business day is calculated as follows:

where:

“TBILLRt ” means the Treasury Bill return on index business day t; and

“TBILLt-1 ” means the high rate for the most recent 13-week (91-day) U.S. Treasury bill auction prior to index business day t as published by the U.S. Department of the Treasury Bureau of the Public Debt on http://www.treasurydirect.gov/RI/OFBills, or any successor website thereto, under column “Discount Rate %” or, if this source is not available, such other source as the index sponsor may determine in its sole discretion.

Roll Adjustments

If, on any index business day during a roll period, a “roll adjustment event” occurs, then the contract weight for the current Natural Gas futures contract will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such index business day (the “deferred portion”) will roll on the next index business day on which no roll adjustment event is occurring. If roll adjustment events occur on successive index business days during the roll period, then all deferred portions will roll on the next index business day on which no roll adjustment event is occurring. If such next index business day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next index business day. If the roll of the current Natural Gas futures contract into the roll Natural Gas futures contract is not completed during the roll period as a result of the occurrence of one or more roll adjustment events on one or more roll days, then the deferred portion(s) will roll on the first index business day after the roll period on which no roll adjustment event is occurring.

Any of the following will constitute a “roll adjustment event”:

•	the NYMEX or other price source is not open for trading;

PS–12

•	a failure by the NYMEX or other price source to announce or publish the closing price(s) for the relevant Natural Gas futures contract(s);

•	a material limitation, suspension, or disruption of trading in the Natural Gas futures;

•

the closing price(s) for the relevant Natural Gas futures contract(s) is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the NYMEX rules; or

•

any other event that the index sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the Natural Gas futures or the proper functioning of the NYMEX.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such level of the Index) and any use to which any person may put the Index or level of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Holder Redemption

You may elect to redeem your Notes prior to maturity at an amount equal to the amount specified on the cover page of this pricing supplement for Holder Redemption (the “Holder Redemption Amount”), provided that you redeem at least 1000 Notes at one time. To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the Holder Redemption Amount no later than the third business day following the Holder Redemption Notice Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the fifth business day following the Holder Redemption Notice Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the Holder Redemption Notice Date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

PS–13

If you elect to redeem your Notes on a Redemption Date that is later in time than the Redemption Date resulting from a subsequent Issuer Redemption, your election to redeem your Notes will be deemed to be ineffective and your Notes will instead be redeemed on the Redemption Date pursuant to such Issuer Redemption.

Issuer Redemption

We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem your Notes, we will deliver written notice of such election to redeem to DTC and the Trustee.

In this scenario, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a Note Market Disruption Event as described in “Note Market Disruption Events” in this pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the Issuer Redemption Amount. If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed.

Note Market Disruption Events

The final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) may be postponed and thus the determination of the levels of the Index (or successor index, if applicable) may be postponed if the calculation agent determines that, on the respective date, a Note Market Disruption Event has occurred or is continuing in respect of the Index (or successor index, if applicable). Any component that comprises the Index (or a component of any successor index, if applicable) is herein referred to as an “index component”. Any of the following will be a “Note Market Disruption Event”:

•

a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any index component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•

failure by the index sponsor to publish the closing value of the index (or successor index, if applicable) or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more index components; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be Note Market Disruption Events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any index component.

If the calculation agent determines that on the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), a Note Market Disruption Event occurs or is continuing in respect of any index component, the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) will be postponed. If such a postponement occurs, the index components unaffected by the Note Market Disruption Event shall be determined on the scheduled valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) and the value of the affected index component shall be determined using the closing value of the affected index component on the first Scheduled Trading Day (as defined herein) after that day on which no Note Market Disruption Event occurs or is continuing. In no event, however, will the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) be postponed by more than five Scheduled Trading Days. If the calculation agent determines that a Note Market Disruption Event occurs or is continuing in respect of any index component on the fifth Scheduled Trading Day following the scheduled valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), the calculation agent will make an estimate of the closing value for the relevant index component that would have prevailed on that fifth Scheduled Trading Day in the absence of the Note Market Disruption Event.

Historical and Hypothetical Historical Performance of the Index

The level of the Index is deemed to have been 100.0000 on December 31, 1998, which is referred to as the “index commencement date”. The index sponsor began calculating the Index on February 29, 2008. Therefore, the historical information for the period from December 31, 1998 until February 29, 2008 is hypothetical and is provided as an illustration of how the Index would have performed

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during the period had the index sponsor begun calculating the Index on the index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after December 31, 2008 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The index sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Index from the index commencement date to March 15, 2011. The estimated historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the Notes to receive a payment at maturity in excess of the principal amount of such Notes.

Date	Index level
December 31, 1998	100.0000
December 31, 1999	122.0165
December 29, 2000	282.2223
December 31, 2001	134.1061
December 31, 2002	194.1858
December 31, 2003	248.6452
December 31, 2004	347.3100
December 30, 2005	716.2488
December 29, 2006	455.6234
December 31, 2007	414.4936
December 31, 2008	282.3258
December 31, 2009	207.4754
December 31, 2010	174.0540
March 17, 2011	167.7801

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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ANNEX A

NOTICE OF REDEMPTION

To: ipathredemptions@barclayscapital.com

Subject: Notice of Redemption, CUSIP No. 06738KEW7

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Notes to be redeemed*: [                    ]

Holder Redemption Notice Date: [            ], 20[    ]

Contact Name: [                     ]

Telephone #: [                             ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied.

*	You must redeem at least 1000 Notes at one time in order to exercise your right to redeem your Notes on the Redemption Date.

21/03/2011

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ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[—] Global Medium-Term Notes, Series A, due March 22, 2012, CUSIP No. 06738KEW7, redeemable for a cash amount based on the Barclays Capital Natural Gas Seasonal TR Index (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Notes (specified below) to book a delivery vs. payment trade on the Holder Redemption Notice Date with respect to the number of Notes specified below at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,

[NAME OF HOLDER]

Name:

Title:

Telephone:

Fax:

E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 1000 Notes at one time in order to exercise your right to redeem your Notes on the Redemption Date.)

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